Exhibit 2.16 - Intercreditor Agreement dated November 15, 2013, between, among others, Reynolds Group Holdings Limited, Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings II Issuer Inc., Credit Suisse AG, as administrative agent and The Bank of New York Mellon as high yield noteholders trustee

DATED 15 November 2013-

REYNOLDS GROUP HOLDINGS LIMITED
AS PARENT
AND
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
AS THE COMPANY
and
credit suisse AG
as ADMINISTRATIVE Agent
and
THE BANK OF NEW YORK MELLON
AS THE HIGH YIELD NOTEHOLDERS TRUSTEE
AND
OTHERS

Intercreditor Agreement

The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf-scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf-scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.

CONTENTS
Clause

1.	Definitions and Interpretation2

2.	Ranking 12

3.	Restrictions on Subordinated Obligations 12

4.	Restrictions on HY Notes Issuer Debt 13

5.	Payment Blockage 15

6.	Subordination 16

7.	Continuing Agreement 19

8.	Waiver of Defences and Subrogation 19

9.	Subordinated Creditor Set-off 20

10.	Costs and Expenses 20

11.	New Money 21

12.	Enforcement by Subordinated Creditors 22

13.	Notification of Events of Default and Enforcement 24

14.	Assignment of HY Notes Issuer Debt 25

15.	Refinancing of Senior Facilities 25

16.	Refinancing of the HY Notes 25

17.	Release of Subordinated Guarantees 25

18.	Appropriation 27

19.	Termination 28

20.	Notices 28

21.	Miscellaneous 29

22.	Assignment and Transfer 31

23.	Trusts 32

24.	Turnover Obligations 32

25.	HY Noteholders Trustee Protections 33

26.	Payments 35

27.	Governing Law and Jurisdiction 35

28.	Austrian Stamp Duty 36

SCHEDULE 1	Form of Accession Agreement 38

SCHEDULE 2	Original Subordinated Guarantors 40

THIS AGREEMENT is made on              2013
BY:

(1)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a company incorporated as a public limited liability company (société anonyme) under the laws of Luxembourg with registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B128.592 (the "Company");

(2)	REYNOLDS GROUP HOLDINGS LIMITED, a company incorporated in New Zealand with registered number 1812226 ("Parent");

(3)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A., a company incorporated as a public limited liability company (société anonyme) under the laws of Luxembourg with registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B128.914 ("2013 Lux Issuer");

(4)
BEVERAGE PACKAGING HOLDINGS II Issuer Inc. a corporation incorporated under the laws of the State of Delaware, United States of America, with registered office at 60 Greentree Drive, Suite 101, Dover, DE 19904 United States of America ("2013 US Issuer");

(5)	THE COMPANIES whose names are set out in Schedule 2 to this Agreement (the "Original Subordinated Guarantors");

(6)	CREDIT SUISSE AG as the Administrative Agent under the Senior Facilities Agreement and Applicable Representative as of the date hereof; and

(7)	THE BANK OF NEW YORK MELLON, as trustee for the holders of the 2013 HY Notes as a HY Noteholders Trustee, as such term is more particularly defined below.
WHEREAS:

(A)
By a senior facilities agreement dated on or about 5 November 2009, made between among others, Reynolds Group Holdings Inc., the Parent, certain subsidiaries of the Parent, the Company, certain banks and financial institutions and Credit Suisse AG as administrative agent as novated, varied, supplemented, replaced, amended or amended and restated from time to time the lenders thereunder have agreed to make available certain facilities to the Parent and its Subsidiaries.

(B)
It has been agreed, among other matters, that the facilities made available under the Senior Facilities Agreement, the Senior Secured Notes, the Additional Obligations and the Additional Secured Obligations (each as defined below), the HY Notes Obligations (as defined below) and the HY Notes Issuer Debt (as defined below) should rank in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.	Definitions
In this Agreement:
"2013 HY Notes" means the 5.625% senior notes due 2016 and issued by the 2013 HY Notes Issuers in an aggregate principal amount of $650,000,000 and any Additional Senior Notes issued under the same HY Notes Indenture.
"2013 HY Notes Documents" means the HY Notes Documents relating to the 2013 HY Notes.
"2013 HY Notes Issuers" means 2013 Lux Issuer and 2013 US Issuer.
"Accession Agreement" means an agreement substantially in the form set out in Schedule 1 (Form of Accession Agreement).
"Additional Agreement" means any Additional Agreement from time to time under the First Lien Intercreditor Agreement.
"Additional HY Notes" means, with respect to a Series, any notes constituted under the applicable Additional HY Notes Indenture(s) in respect of such Series.
"Additional HY Notes Documents" means, with respect to a Series, any Additional HY Notes in that Series, each applicable Additional HY Notes Indenture and the Subordinated Guarantees with respect to any Additional HY Notes in that Series (whether contained in an Additional HY Notes Indenture or otherwise).
"Additional HY Notes Indenture" means, with respect to a Series, the indenture or indentures pursuant to which a HY Notes Issuer has or will incur Additional HY Notes Obligations in respect of that Series, that has been designated as an Additional HY Notes Indenture pursuant to and in accordance with Clause 11.2 (Additional HY Notes Obligations).
"Additional HY Notes Issuer" means, with respect to a Series, each 2013 HY Notes Issuer in its capacity as issuer of Additional HY Notes in that Series.
"Additional HY Notes Obligations" means any present and future Indebtedness, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by a HY Notes Issuer or any Group Company to any HY Notes Creditors under any applicable Additional HY Notes Documents (other than any claim of, or amount due to, any HY Noteholders Trustee for its own account), that have been designated as Additional HY Notes Obligations pursuant to and in accordance with Clause 11.2 (Additional HY Notes Obligations).
"Additional Obligations" means any Additional Obligations from time to time under the First Lien Intercreditor Agreement.

"Additional Secured Agreement" shall mean any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which the Parent or any Subsidiary of the Parent has or will incur, or evidencing the incurrence by the Parent or any Subsidiary of the Parent of, Additional Secured Obligations; provided that, in each case, the Indebtedness and other obligations thereunder have been designated as Additional Secured Obligations pursuant to and in accordance with Clause 11.3 (Additional Secured Obligations).
"Additional Secured Applicable Representative" means: (a) to the extent that only one Series of Additional Secured Obligations is outstanding at such time, the Representative with respect to such Series of Additional Secured Obligations; and (b) to the extent that more than one Series of Additional Secured Obligations is outstanding at such time, the representative appointed, with the approval of the Parent, to act on behalf of all Series of Additional Secured Obligations pursuant to any relevant agreement, provided, in each case, such entity has acceded to this Agreement as an Additional Secured Applicable Representative pursuant to Clause 22.3.4 (Accession of Parties).
"Additional Secured Creditors" means the holders of any Additional Secured Obligations and any Representative with respect thereto.
"Additional Secured Obligations" shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Parent or any Subsidiary of the Parent arising under any Additional Secured Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case, that have been designated as Additional Secured Obligations pursuant to and in accordance with Clause 11.3 (Additional Secured Obligations) but shall not include any Senior Obligations included in sub-paragraph (a) of the definition thereof, or any HY Notes Obligations.
"Administrative Agent" shall mean the Administrative Agent from time to time under the First Lien Intercreditor Agreement.
"Applicable Representative" means:

(a)
until such time as the “Obligations” under and as defined in the First Lien Intercreditor Agreement have been discharged, the Applicable Representative from time to time under the First Lien Intercreditor Agreement; and

(b)	after such time, the Additional Secured Applicable Representative.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Luxembourg.
"Enforcement Action" means, with respect to any Indebtedness of a Group Company, any action (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to:

(a)	demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of such Indebtedness; or

(b)	recover all or any part of such Indebtedness (including by exercising any rights of set-off or combination of accounts); or

(c)	exercise or enforce any rights under or pursuant to any guarantee, indemnity or other similar assurance against loss given by a Group Company in respect of such Indebtedness; or

(d)	exercise or enforce any rights under any security interest over assets of a Group Company whatsoever which secures such Indebtedness; or

(e)	commence legal proceedings against any Group Company to recover any monies; or

(f)	commence, or take any other steps which could reasonably be expected to lead to the commencement of, any Insolvency Proceedings in relation to a Group Company, provided that the following shall not constitute Enforcement Action:

(i)
the taking of any action (not falling within any of paragraphs (a) to (f) inclusive above) necessary to preserve the validity and existence of claims, including the registration of such claims before any court or governmental authority;

(ii)	to the extent entitled by law, the taking of action against any creditor (or any agent, trustee or receiver acting on behalf of such creditor) to challenge the basis on which any sale or disposal is to take place pursuant to powers granted to such persons under any security documentation;

(iii)
bringing legal proceedings against any person (1) in connection with any securities violation or common law fraud or (2) to restrain any actual or putative breach of the Finance Documents or for specific performance with no claim for damages; or

(iv)
allegations of material misstatements or omissions made in connection with the offering materials relating to the HY Notes Obligations or in reports furnished to the HY Notes Creditors or any exchange on which the HY Notes are listed by a Group Company pursuant to information and reporting requirements under the HY Notes Documents.

"Finance Documents" means each of the Senior Finance Documents and the HY Notes Documents.
"First Lien Intercreditor Agreement" shall mean the first lien intercreditor agreement dated on or about 5 November 2009 between, among others, the Collateral Agent named therein, The Bank of New York Mellon, as Senior Secured Notes Trustee, Credit Suisse AG as Administrative Agent and the Grantors named therein.
"Group" means the Company and each of its Subsidiaries from time to time, excluding, with respect to any Series of HY Notes, any HY Notes Issuer of such Series of HY Notes, and "Group Company" means any one of them.
"HY Noteholders" means the holders of any HY Notes.
"HY Noteholders Trustee" means, with respect to any Series of HY Notes Obligations, any person that is, from time to time, acting as trustee under any HY Notes Indenture relating to such Series of HY Notes Obligations, and which is a Party, or becomes a Party in accordance with Clause 22.3 (Accession of Parties), until such time as it ceases to be a Party in accordance with Clause 22.4 (HY Noteholders Trustee and Representatives).
"HY Noteholders Trustee Amounts" means:

(a)
fees and expenses of, and amounts incurred by and/or payable to, a HY Noteholders Trustee (and for the avoidance of doubt, including any amounts payable to a HY Noteholders Trustee personally by way of indemnity and/or remuneration) pursuant to the HY Notes Documents, including guarantees (if any) of such amounts contained therein or any other document entered into in connection with the issuance of the HY Notes;

(b)	compensation for and the fees and expenses of the collection by a HY Noteholders Trustee of any amount payable to a HY Noteholders Trustee for the benefit of the HY Noteholders; and

(c)	fees and expenses of a HY Noteholders Trustee's agents and counsel, provided that the HY Noteholders Trustee Amounts shall not:

(i)	include any amount of principal or interest payable in respect of the HY Notes;

(ii)
include the costs of any litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency to the extent that any such action is taken against any Senior Creditor; or

(iii)	exceed in any financial year of the Company €5,000,000 or such higher amount as may be agreed with the Applicable Representative (acting reasonably) prior to the execution of a HY Notes Indenture.
"HY Notes" means: (a) from the date hereof, the 2013 HY Notes; and (b) from the date of designation of the relevant HY Notes Indenture in accordance with Clause 11.2 (Additional HY Notes Obligations), any Additional HY Notes constituted under such HY Notes Indenture, until, in the case of (a) and (b), the HY Notes Discharge Date with respect thereto.
"HY Notes Creditors" means each HY Noteholders Trustee and the HY Noteholders.
"HY Notes Default" means an event of default (howsoever described) under a HY Notes Indenture and any other event whatsoever which by operation of law would have the effect of causing all or any of the HY Notes Obligations to become immediately due and payable.

"HY Notes Default Notice" has the meaning ascribed to such term in sub-clause 12.2.1 of Clause 12.2 (Standstill).
"HY Notes Discharge Date" means, with respect to each Series of HY Notes Obligations, the first date upon which such Series of HY Notes Obligations have been unconditionally discharged in full and the HY Notes Creditors have no further obligations under the applicable HY Notes Documents.
"HY Notes Documents" means the HY Notes, each HY Notes Indenture, the Subordinated Guarantees (whether contained in a HY Notes Indenture or otherwise) and this Agreement.
"HY Notes Final Discharge Date" means the HY Notes Discharge Date after which no HY Notes Obligations are outstanding.
"HY Notes Indenture" means the indenture or indentures pursuant to which all or any of the HY Notes are constituted or any other agreement under which HY Notes are constituted (or any guarantee therefor is given).
"HY Notes Issuer" means (a) from the date hereof, each 2013 HY Notes Issuer and (b) from the date of designation of a Series of HY Notes Obligations, each Additional HY Notes Issuer of such Series until, in the case of (a) and (b), the HY Notes Discharge Date with respect thereto.
"HY Notes Issuer Debt" means all Indebtedness owing to a HY Notes Issuer by any Group Company pursuant to a Proceeds Loan Agreement or otherwise owing to a HY Notes Issuer by any Group Company.
"HY Notes Issuer Debt Obligations" means all present and future sums, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by the Group Companies under a Proceeds Loan Agreement or otherwise owing to a HY Notes Issuer by any Group Company.
"HY Notes Obligations" means all present and future sums, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by any HY Notes Issuer or any Group Companies to any HY Notes Creditors under any HY Notes Documents (other than any claim of, or amount due to, any HY Noteholders Trustee for its own account).
"Indebtedness" means, in relation to a person, its obligations (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of principal, interest or otherwise).
"Insolvency Proceedings" means any proceedings or steps for:

(a)
the insolvency, liquidation, dissolution, winding-up, administration, examination, receivership, moratorium of payments, compulsory merger or judicial reorganisation of any company or judicial liquidation or any court order for any of the foregoing; or

(b)	the appointment of a trustee in bankruptcy, or insolvency conciliator, ad hoc official, an administrator, an examiner, a receiver, a liquidator or other similar officer of any company; or

(c)	any other similar process or appointment.
"Party" means a party to this Agreement.
"Payment Blockage Notice" has the meaning ascribed to such term in Clause 5.3 (Payment Blockage Notice).
"Permitted HY Notes Payment" means a payment of:

(a)
all scheduled interest payments (including, if applicable, special interest (or liquidated damages)) and default interest on any Series of HY Notes accrued due and payable in cash in accordance with the terms of such HY Notes (as at the date of issue of the same or as amended in accordance with the terms of this Agreement and the HY Notes Documents with respect to such Series of HY Notes), additional amounts payable as a result of the tax gross-up provisions relating to such Series of HY Notes and amounts in respect of currency indemnities in the HY Notes Indenture of such Series of HY Notes;

(b)	fees, costs, commissions, taxes and expenses incurred in respect of (or reasonably incidental to) the HY Notes Documents;

(c)	any HY Noteholders Trustee Amounts (subject always to Clause 26 (Payments)); or

(d)	the principal amount of any Series of HY Notes on the final maturity date of such HY Notes.
"Permitted HY Notes Issuer Payment" means a payment in respect of the HY Notes Issuer Debt which, in accordance with Clause 4.2 (Permitted HY Notes Issuer Payments), may be paid.
"Permitted Subordinated Debt Payment" means a Permitted HY Notes Payment or a Permitted HY Notes Issuer Payment.
"Permitted Subordinated Guarantee Payment" means a payment under a Subordinated Guarantee which, in accordance with Clause 5.1 (Permitted Subordinated Debt Payments and Permitted Subordinated Guarantee Payments), may be paid.
"Proceeds Loan Agreement" means: (a) one or more loan agreements between a 2013 HY Notes Issuer as lender and the Company as borrower relating to the proceeds of the 2013 HY Notes; and (b) one or more loan agreements between a HY Notes Issuer as lender and a Group Company as borrower relating to the proceeds of any Additional HY Notes, designated by the Company as a Proceeds Loan Agreement for the purposes of this Agreement.
"Representative": (a) with respect to the Senior Creditors of any Series of Senior Obligations referred to in sub-paragraph (a) of the definition thereof, shall have the meaning given to it in the First Lien Intercreditor Agreement with respect to such Series of Senior Obligations; and (b) with respect to the Additional Secured Creditors of any Series of Additional Secured Obligations, means the Representative named for such Series in the applicable designation notice.
"Security" shall have the meaning ascribed to the term "Lien" in the First Lien Intercreditor Agreement.
"Security Documents" means: (a) the "Security Documents" under and as defined in the First Lien Intercreditor Agreement; and (b) any agreement, instrument or other document entered into for the purposes of securing a Series of Additional Secured Obligations.
"Senior Creditors" means: (a) the Secured Parties from time to time under (and as defined in) the First Lien Intercreditor Agreement; and (b) the Additional Secured Creditors.
"Senior Default" means an Event of Default (as defined in the First Lien Intercreditor Agreement) and any other event whatsoever which would (whether with the giving of notice or otherwise) have the effect of causing all the Senior Obligations to become immediately due and payable.
"Senior Discharge Date" means the first date upon which the Senior Obligations have been unconditionally discharged in full and the Senior Creditors have no further obligations under the Senior Finance Documents.
"Senior Facilities Agreement" means the "Credit Agreement" under (and as defined in) the First Lien Intercreditor Agreement.
"Senior Finance Documents" means: (a) the "Credit Documents" under (and as defined in) the First Lien Intercreditor Agreement; and (b) all Additional Secured Agreements relating to any Additional Secured Obligations.
"Senior Obligations" means: (a) all "Obligations", under (and as defined in) the First Lien Intercreditor Agreement; and (b) all Additional Secured Obligations.
"Senior Payment Default" means a Senior Default occurring under paragraphs (b) or (c) of Article VII of the Senior Facilities Agreement (or the equivalent provision of any Subsequent Credit Agreement (as defined in the First Lien Intercreditor Agreement)) or paragraphs (a) or (b) of Section 6.01 of each Senior Secured Notes Indenture or the equivalent provision of any Additional Agreement or Additional Secured Agreement.
"Senior Secured Notes" means, at any time such notes constitute Obligations under the First Lien Intercreditor Agreement, each of the following Series of senior secured notes issued by Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A.:

(a)	the 7.125% Senior Secured Notes due 2019 in an aggregate principal amount of $1,500,000,000;

(b)	the 6.875% Senior Secured Notes due 2021 in an aggregate principal amount of $1,000,000,000;

(c)	the 7.875% Senior Secured Notes due 2019 in an aggregate principal amount of $1,500,000,000; and

(d)	the 5.750% Senior Secured Notes due 2020 in an aggregate principal amount of $3,250,000,000, each issued in accordance with the terms of the applicable Senior Secured Notes Indenture.
"Senior Secured Notes Indenture" means, with respect to any Series of Senior Secured Notes, the indenture or indentures pursuant to which all or any of such Senior Secured Notes are constituted or any other agreement under which such Senior Secured Notes are constituted (or any guarantee therefor is given), as amended, novated varied or supplemented from time to time.
"Senior Secured Notes Trustee" means, with respect to any Series of Senior Secured Notes, any person that is, from time to time, acting as trustee under any Senior Secured Notes Indenture relating to such Series of Senior Secured Notes.
"Series" means:

(a)
with respect to (i) the HY Notes Obligations and the HY Notes under the 2013 HY Notes Documents, such HY Notes Obligations and the 2013 HY Notes; and (ii) any Additional HY Notes Obligations or Additional HY Notes, each of the Additional HY Notes Obligations which, in accordance with any designation made by the Parent pursuant to Clause 11.2 (Additional HY Notes Obligations), are to be represented by a common HY Noteholders Trustee and the Additional HY Notes under which such Additional HY Notes Obligations arise;

(b)	with respect to the Senior Obligations under the Senior Facilities Agreement and the Senior Facilities Agreement, such Senior Obligations and such Senior Facilities Agreement;

(c)
with respect to the Senior Obligations under any Senior Secured Notes and any Senior Secured Notes, each of the Senior Obligations and Senior Secured Notes held by Senior Creditors that are represented by a common Senior Secured Notes Trustee;

(d)	with respect to any Additional Obligations, each of the Additional Obligations held by Senior Creditors that are represented by a common Representative; and

(e)
with respect to any Additional Secured Obligations, each of the Additional Secured Obligations which, in accordance with any designation made by the Parent pursuant to Clause 11.3 (Additional Secured Obligations) are held by Senior Creditors represented by a common Representative.

"Standstill Period" has the meaning ascribed to that term in sub-clause 12.2.6 of Clause 12.2 (Standstill).
"Subordinated Creditors" means the HY Notes Creditors and any HY Notes Issuer that is party to a Proceeds Loan Agreement as lender.
"Subordinated Guarantees" means, with respect to a Series of HY Notes, each guarantee of all or any of such HY Notes given by each of the Subordinated Guarantors pursuant to the applicable HY Notes Indenture, any guarantee agreement or, as the case may be, any notation of guarantee attached to or contained in such HY Notes.
"Subordinated Guarantor" means the Parent or any member of the Group in its capacity as provider of a subordinated guarantee in relation to all or any of the HY Notes, provided always that such person has also granted a guarantee in respect of the Senior Obligations and has acceded to this Agreement in accordance with Clause 22.3 (Accession of Parties) if it is not already a Party as a Subordinated Guarantor.
"Subordinated HY Notes Obligations" means, with respect to a Series of HY Notes, all present and future sums, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by any Group Company to the HY Notes Creditors under the applicable HY Notes Documents (other than any claims of, or amount due to, any HY Noteholders Trustee for its own account).
"Subordinated Obligations" means the Subordinated HY Notes Obligations and the HY Notes Issuer Debt Obligations.
"Subsidiary" means a subsidiary within the meaning of Section 1159 of the Companies Act 2006.

2.	Headings
The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

3.	Third Party Rights

1.
Except as expressly provided in this Clause 1.3, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 (or any other applicable law) to enforce any term of this Agreement.

2.
The provisions of this Agreement are for the benefit of, and may be relied upon by, each Senior Creditor, and may be enforced by the Representative of such Senior Creditor on its behalf. No Senior Creditor, other than a Representative, shall have any right to directly enforce any provision of this Agreement.

3.
Any provision of this Agreement that is expressed to be for the benefit of a HY Notes Creditor that is not a Party, may only be enforced by the relevant HY Noteholders Trustee on behalf of such HY Notes Creditor.

4.	Interpretation
In this Agreement (unless otherwise provided):

1.	words importing the singular shall include the plural and vice versa;

2.	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;

3.
references to any document, agreement or instrument shall be construed as references to that document, agreement or instrument, as amended, novated, supplemented, extended or restated, as the case may be;

4.
references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

5.
references to "assets" shall include revenues and property and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

6.
"continuing", in relation to a Senior Default or a HY Notes Default, shall be construed as a reference to a Senior Default or, as the case may be, a HY Notes Default, which has not been remedied or waived in accordance with the terms of the relevant Senior Finance Documents or, as the case may be, the relevant HY Notes Documents;

7.	the words "including" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall it take effect as, limiting the generality of any preceding words;

8.	the words "other" and "otherwise" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

9.
references to a "person" shall be construed so as to include that person's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state;

10.
where there is a reference in this Agreement to any amount, limit or threshold specified in euro, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non‑euro amount shall be counted on the basis of the equivalent in euro of that amount using the Applicable Representative's relevant spot rate of exchange;

11.
in determining whether any Senior Obligations and HY Notes Obligations have been irrevocably paid or discharged, contingent liabilities that would arise directly as a result of the insolvency of a HY Notes Issuer or a Group Company (such as the risk of clawback from a preference claim) will be disregarded;

12.
references to "receive" shall include receipt from any person indirectly including from a trustee or agent and in relation to a HY Noteholders Trustee means actual receipt by a responsible officer of such HY Noteholders Trustee;

13.
"responsible officer" when used in relation to a HY Noteholders Trustee means any person who is an officer within the corporate trust and agency department of such HY Noteholders Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer, or any other officer of such HY Noteholders Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement; and

14.
"actual knowledge" of a HY Noteholders Trustee shall be construed to mean that a HY Noteholders Trustee shall not be charged with knowledge (actual or otherwise) of the existence of facts that would impose an obligation on it to make any payment or prohibit it from making any payment unless a responsible officer of such HY Noteholders Trustee has received, not less than two Business Days' prior to the date of such payment, a written notice that such payments are required or prohibited by a HY Notes Document.

5.	Currency Symbols and Definitions
"$" and "dollars" denote lawful currency of the United States of America and "€" and "euro" mean the single currency unit of any member states of the European Union in accordance with legislation of the European Union relating to Economic and Monetary Union.

2.	Ranking
The Senior Obligations, whether secured or unsecured, shall rank senior in priority to the Subordinated Obligations in accordance with the terms of this Agreement.

3.	Restrictions on Subordinated Obligations
Except with the prior written consent of the Applicable Representative (or as otherwise permitted under the Senior Finance Documents) and until such time as the Senior Discharge Date has occurred, the Company will not and will procure that no Group Company will:

1.
pay, prepay, redeem, purchase or otherwise acquire any of the Subordinated Obligations or make any distribution of any kind whatsoever (including, for the avoidance of doubt, the payment of interest, fees and commissions) in respect of, or on account of, the Subordinated Obligations other than a Permitted Subordinated Debt Payment or a Permitted Subordinated Guarantee Payment or save as permitted by Clause 6 (Subordination) or Clause 16 (Refinancing of the HY Notes); or

2.	secure, in any manner, all or any part of the Subordinated Obligations; or

3.	defease, in any manner, all or any part of the Subordinated Obligations; or

4.
other than under the terms of the Subordinated Guarantees, give any financial support (including the taking of any participation, the giving of any guarantee or other assurance or the making of any deposit) to any person in connection with all or any part of the Subordinated Obligations; or

5.
procure any other person to do any of the acts or take any of the actions referred to in sub-clauses 3.1.1 to 3.1.4 inclusive if as a result thereof such other person would have rights of recourse to any of the Group Companies (other than under the HY Notes Documents).

4.	Restrictions on HY Notes Issuer Debt

1.	Restrictions on HY Notes Issuer Debt
Except, prior to the Senior Discharge Date, with the prior written consent of the Applicable Representative, the Company will not, and neither the Parent nor any HY Notes Issuer (as the case may be) will require the Company or any other Group Company to:

1.
pay, prepay, redeem, purchase or otherwise acquire any of the HY Notes Issuer Debt or make any distribution of any kind whatsoever (including, for the avoidance of doubt, the payment of interest, fees and commissions but, for the avoidance of doubt, excluding the capitalisation of interest or other amounts) in respect of, or on account of, the HY Notes Issuer Debt other than Permitted HY Notes Issuer Payments; or

2.	secure, in any manner, all or any part of the HY Notes Issuer Debt; or

3.	defease, in any manner, all or any part of the HY Notes Issuer Debt; or

4.
give any financial support (including the taking of any participation, the giving of any guarantee or other assurance or the making of any deposit) to any person in connection with all or any part of the HY Notes Issuer Debt; or

5.	procure any other person to do any of the acts or take any of the actions referred to in paragraphs 4.1.1 to 4.1.4 inclusive.

2.	Permitted HY Notes Issuer Payments
Until such time as the Senior Discharge Date shall have occurred the Company may not repay an amount of the HY Notes Issuer Debt nor pay an amount of interest on the HY Notes Issuer Debt or make any other distribution in respect of the HY Notes Issuer Debt other than payment of an amount:

1.
which is used by a HY Notes Issuer (or a HY Noteholders Trustee) within 5 days of its receipt to fund a Permitted Subordinated Debt Payment (provided such amounts which are HY Noteholders Trustee Amounts shall be subject to Clause 26 (Payments)) where on the date falling 2 days prior to payment there is no outstanding Senior Payment Default and no outstanding Payment Blockage Notice (or, is received by the Subordinated Creditors after the enforcement of assignment of the HY Notes Issuer Debt in favour of the Subordinated Creditors to the extent it would otherwise have been used to fund a Permitted Subordinated Debt Payment in accordance with the foregoing); or

2.	unless the Senior Discharge Date has occurred, to which the Applicable Representative has given consent.

3.	Terms of HY Notes Issuer Debt
Each HY Notes Issuer and the Company hereby agree for the benefit of the Senior Creditors that, notwithstanding the terms of any agreement relating to the HY Notes Issuer Debt, the HY Notes Issuer Debt is not repayable (save for Permitted HY Notes Issuer Payments or (until the Senior Discharge Date) with the prior written consent of the Applicable Representative) unless and until the Senior Discharge Date shall have occurred.

4.	HY Notes Issuer Undertakings
Until such time as the Senior Discharge Date shall have occurred, each HY Notes Issuer undertakes that:

1.	it shall not take any Enforcement Action in respect of the HY Notes Issuer Debt and any amounts payable in respect thereof; and

2.	it shall take all such actions and execute all such documents requested by the Applicable Representative (acting reasonably) as may be necessary to give effect to this Clause 4.4.

5.	HY Notes Issuers
Until the Senior Discharge Date shall have occurred or while an event of default (or other similar event) is continuing under any HY Notes Document, if any HY Notes Issuer receives any payment in contravention of the terms of this Agreement, such HY Notes Issuer shall hold such monies in trust for the Senior Creditors and shall forthwith pay such monies to the Applicable Representative to be applied in accordance with Clause 18 (Appropriation) or, if all Senior Obligations of the type described in paragraph (a) of that definition have been discharged (but subject to the rights of the HY Noteholders Trustee to receive payments under sub-clause 18.1.1 of Clause 18 (Appropriation)), to the Additional Secured Applicable Representative to be applied in accordance with Clause 18 (Appropriation) and, if such trust fails or cannot be given effect to, such HY Notes Issuer will pay over such monies to the Applicable Representative to be applied in accordance with Clause 18 (Appropriation) or, if there are no Senior Obligations of the type described in paragraph (a) of that definition outstanding (but subject to the rights of the HY Noteholders Trustee to receive payments under sub-clause 18.1.1 of Clause 18 (Appropriation)), the Additional Secured Applicable Representative to be applied in accordance with Clause 18 (Appropriation).

6.	No Waiver
The restrictions and blockages of payments on the HY Notes Issuer Debt pursuant to Clause 4.2 (Permitted HY Notes Issuer Payments) and the postponement, subordination or prevention of payment on the HY Notes Issuer Debt in this Agreement shall not be construed as a waiver by any HY Notes Issuer of its claims under or debt due in respect of the HY Notes Issuer Debt, but shall mean as between the applicable HY Notes Issuer and the applicable Group Companies that such HY Notes Issuer Debt shall remain due and payable in accordance with their terms and interest and default interest will accrue on restricted and blocked payments accordingly. For the avoidance of doubt, such circumstances in respect of the HY Notes Issuer Debt will not constitute a Senior Default or a HY Notes Default.

7.	Termination
Notwithstanding any other terms of this Agreement, the provisions in this Agreement which relate to the HY Notes Issuer Debt shall terminate on the first date on which the Senior Discharge Date shall have occurred and shall only be for the benefit of, and enforceable by, the Senior Creditors (subject to the provisions of sub-clause 1.3.2 of Clause 1.3 (Third Party Rights)).

5.	Payment Blockage

1.	Permitted Subordinated Debt Payments and Permitted Subordinated Guarantee Payments
Without prejudice to the provisions of Clause 12 (Enforcement by Subordinated Creditors), but subject in the case of HY Noteholders Trustee Amounts to Clause 26 (Payments), the Company shall not pay an amount under a HY Notes Document and a Subordinated Guarantor shall not pay an amount under a Subordinated Guarantee unless:

1.	on the date falling 2 days prior to the date of payment, there is no outstanding Senior Payment Default and no outstanding Payment Blockage Notice; and

2.	such amount is applied in making a Permitted Subordinated Debt Payment.

2.	Payment Blockage
Until such time as the Senior Discharge Date shall have occurred or unless otherwise permitted by Clause 4.2 (Permitted HY Notes Issuer Payments), none of the Parent or any HY Notes Issuer shall be entitled to receive from any Group Company and a Group Company shall not be entitled to pay to the Parent or any HY Notes Issuer, any amount by whatever means unless:

1.	such payment is permitted under the Senior Finance Documents;

2.	such amount is a payment, or is promptly used by the Parent to fund a payment, which is permitted under the Senior Finance Documents; or

3.
on the date falling 2 days prior to the date of payment, there is no outstanding Senior Payment Default and no outstanding Payment Blockage Notice and such amount is applied by the Parent or any HY Notes Issuer within 5 days of receipt in making a Permitted Subordinated Debt Payment.

3.	Payment Blockage Notice

1.
Subject to sub-clause 5.3.2, if any Senior Default (other than a Senior Payment Default) shall have occurred and be continuing, the Applicable Representative may, within 45 days of the occurrence of such Senior Default, serve a written notice (a "Payment Blockage Notice") to each HY Noteholders Trustee and the Company.

2.	A Payment Blockage Notice shall be outstanding from the date of service of the same to the earlier to occur of:

(a)	the date on which the Senior Default in respect of which such Payment Blockage Notice is served is cured or waived;

(b)	the date on which the Applicable Representative notifies each HY Noteholders Trustee and the Company that the Payment Blockage Notice is cancelled;

(c)	the Senior Discharge Date;

(d)	the date that is 179 days after the service of such Payment Blockage Notice;

(e)	the expiry of any Standstill Period in existence at the date of service of the Payment Blockage Notice; and

(f)	the date on which the Subordinated Creditors take any Enforcement Action permitted pursuant to Clause 12 (Enforcement by Subordinated Creditors).

3.	Only one Payment Blockage Notice may be served in any consecutive 360 day period.

4.
Only one Payment Blockage Notice may be served in respect of any one Senior Default and no Payment Blockage Notice may be issued in respect of a Senior Default which is outstanding as at the time at which an earlier Payment Blockage Notice was issued.

4.	No Waiver
The restrictions and blockages of payments on the Subordinated Obligations pursuant to this Clause 5 and the postponement, subordination or prevention of payment on the HY Notes Documents in this Agreement shall not be construed as a waiver by any Subordinated Creditor of its claims under or debt due in respect of the Subordinated Obligations, but shall mean as between the relevant Subordinated Creditor and relevant Group Company that the Subordinated Obligations shall remain due and payable in accordance with the terms of the HY Notes Documents and interest and default interest will accrue on restricted and blocked payments accordingly.

5.	Subordinated Creditor Undertaking
Until such time as the Senior Discharge Date shall have occurred, each Subordinated Creditor undertakes that:

1.
it shall not take any Enforcement Action against any Group Company in respect of the Subordinated Obligations and any amounts payable in respect thereof unless such Enforcement Action is permitted pursuant to Clause 12.2 (Standstill); and

2.
it (other than if it is a HY Noteholder or a HY Noteholders Trustee) shall take all such actions and execute all such documents requested by the Applicable Representative (acting reasonably) as may be necessary to give effect to this Clause 5.5.

6.	Subordination

1.	Subordination

If:

1.
there occurs any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any kind or character of a Group Company or the proceeds thereof, to creditors of a Group Company, by reason of the liquidation, dissolution or other winding-up of a Group Company or its businesses or any bankruptcy, reorganisation, receivership or insolvency or similar proceeding or any assignment for the benefit of creditors or there is a marshalling of the assets and liabilities of a Group Company;

2.	a Group Company becomes subject to any Insolvency Proceedings or voluntary arrangement; or

3.	any of the events referred to in paragraphs 6.1.1 or 6.1.2 above occurs in relation to the Parent, then and in any such event:

(a)	the Subordinated Obligations and the HY Notes Issuer Debt owed by such Group Company (the "Relevant Company") shall be subordinated to the Senior Obligations owed by the Relevant Company;

(b)
any payment or distribution of any kind or character and all and any rights in respect thereof, whether in cash, securities (other than any debt securities that are subordinated to the Senior Obligations to at least the same extent as the Subordinated Obligations) or other property which is payable or deliverable upon or with respect to the Subordinated Obligations owed by the Relevant Company or any part thereof by a liquidator, administrator or receiver (or the equivalent thereof) of the Relevant Company or its estate ("rights") made to or paid to, or received by the Subordinated Creditors or any HY Notes Issuer, or to which the Subordinated Creditors or any HY Notes Issuer are entitled shall (subject, in the case of any HY Noteholders Trustee, to Clause 24 (Turnover Obligations)) be held in trust by the Subordinated Creditors or the HY Notes Issuers for the Senior Creditors and, in the case of the HY Notes Issuers, the Subordinated Creditors (other than the HY Notes Issuers) and shall forthwith be paid or, as the case may be, transferred or assigned (net of the expenses of so doing) first to the Applicable Representative to be applied to the Senior Obligations of the type described in paragraph (a) of that definition in accordance with Clause 18 (Appropriation) or, if all Senior Obligations of the type described in paragraph (a) of that definition have been discharged, the Additional Secured Applicable Representative, to be applied in accordance with Clause 18 (Appropriation) (after, in each case, taking into account any concurrent payment or distribution being made to the Senior Creditors) and, in the case of rights in respect of the HY Notes Issuer Debt, second, in payment to each HY Noteholders Trustee for application against the relevant Series of HY Notes Obligations (on a rateable basis in accordance with the amounts of such Series of HY Notes Obligations and the terms of the applicable HY Notes Documents); and

(c)
if the trust referred to in paragraph (b) of this Clause 6.1 fails or cannot be given effect to, any HY Notes Issuer or any Subordinated Creditor (so as also to bind any agent or trustee on its behalf) that receives and retains any such payment or distribution, will pay over such rights in the form received first to the Applicable Representative (save for any amounts representing fees, costs and expenses reasonably incurred by any Subordinated Creditor in making such payment, transfer or assignment) to be applied to the Senior Obligations of the type described in paragraph (a) of that definition in accordance with Clause 18 (Appropriation) (after taking into account any concurrent payment or distribution being made to the Senior Creditors) or, if all Senior Obligations of the type described in paragraph (a) of that definition have been discharged, to the Additional Secured Applicable Representative (save for any amounts representing fees, costs and expenses reasonably incurred by any Subordinated Creditor in making such payment, transfer or assignment) to be applied in accordance with Clause 18 (Appropriation) (after taking into account any concurrent payment or distribution being made to the Senior Creditors) and, in the case of rights in respect of the HY Notes Issuer Debt, second, in payment to each HY Noteholders Trustee for application against the relevant Series of HY Notes Obligations (on a rateable basis in accordance with the amounts of such Series of HY Notes Obligations and the terms of the applicable HY Notes Documents).

2.	Further Assurance

1.
Each HY Noteholders Trustee (for and on behalf of the HY Notes Creditors it represents (subject, in the case of any HY Noteholders Trustee, to Clause 24 (Turnover Obligations)) and each HY Notes Issuer acknowledges the Applicable Representative's rights to demand, sue and prove for, collect and receive every payment or distribution referred to in sub-clause 6.1.3(b) of Clause 6.1 (Subordination) and give acquittance therefor and to file claims and take such other proceedings, in the Applicable Representative's own name or, as the case may be, a HY Noteholders Trustee or any Subordinated Creditor's, or any HY Notes Issuer's name or otherwise as the Applicable Representative (acting reasonably) may deem necessary or advisable for the enforcement of this Agreement.

2.
Each HY Noteholders Trustee (for and on behalf of the HY Notes Creditors it represents (but in relation to a HY Noteholders Trustee only to the extent expressly authorised in the HY Notes Indenture and provided that it shall have no obligations under this Clause if, in its opinion, it is not satisfied that any costs, charges, and expenses that it may in its opinion incur in complying with this Clause will be paid)) and the HY Notes Issuers will execute and deliver to the Applicable Representative such powers of attorney, assignments or other instruments as may be necessary or appropriate and as may be reasonably requested by the Applicable Representative in order to enable the Applicable Representative to enforce any and all claims upon or with respect to the Subordinated Obligations or any part thereof, and to collect and receive any and all payments or distributions referred to in sub-clause 6.1.3(b) of Clause 6.1 (Subordination).

3.
In no event shall sub-clauses 6.2.1 and 6.2.2 be deemed to (i) entitle any Party to exercise or require any other Party to waive, reduce, discharge, extend the due date for payment of or reschedule any of the Subordinated Obligations or (ii) require the HY Notes Creditors to hold a meeting or pass resolutions or give consents pursuant to the terms of the HY Notes Indenture.

3.	Insolvency Authorisation
The liquidator or other insolvency representative or trustee of any Group Company or the Parent or their estates is authorised to apply any assets or moneys received by him in accordance with the terms of this Agreement.

4.	No Resolutions
Until such time as the Senior Discharge Date shall have occurred, it is hereby agreed as between the Parent, the HY Notes Issuers, the Applicable Representative and each HY Noteholders Trustee that, prior to (i) the acceleration of the Senior Obligations or (ii) the acceleration of the Subordinated HY Notes Obligations and the expiry of the Standstill Period referred to in sub-clause 12.2.6 of Clause 12.2 (Standstill), the Parent shall not, in its capacity as a shareholder of the Company call for, or pass any resolution for, the liquidation, dissolution, or winding-up of the Company and the Parent and the HY Notes Issuers shall not commence any legal proceedings against the Company.

7.	Continuing Agreement
This Agreement shall apply in respect of the Senior Obligations and the Subordinated Obligations notwithstanding any intermediate payment in whole or in part of the Senior Obligations, the Subordinated Obligations or the HY Notes Issuer Debt and shall apply to the ultimate balance of the Senior Obligations and the Subordinated Obligations.

8.	Waiver of Defences and Subrogation

1.	Waiver of Defences
The subordinations effected or intended to be effected by this Agreement, the HY Notes Documents and the obligations of the HY Notes Creditors, the Parent and the HY Notes Issuers under this Agreement shall not be affected by any act, omission or circumstances which but for this provision might operate to release or otherwise exonerate any Subordinated Creditor, the Parent or any HY Notes Issuer from its obligations hereunder or affect such obligations or such subordinations including, without limitation, and whether or not known to any Subordinated Creditor, the Parent, any HY Notes Issuer or any other person:

1.	any time or indulgence granted to or composition with any Group Company, the Parent or any other person; or

2.
the taking, variation (no matter how fundamental or extensive), compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities against or granted by any Group Company, the Parent or any other person; or

3.
any legal limitation, disability, incapacity or other circumstances relating to any Group Company, the Parent or any other person or any amendment to or variation of the terms of any of the Senior Finance Documents or any other document or security.

2.	Subrogation and Postponement of Subrogation

1.
If any Senior Obligations are wholly or partly paid out of any proceeds received in respect of or on account of the Subordinated Obligations owing to one or more Subordinated Creditors, those Subordinated Creditors (pro rata to their respective interests in the Subordinated Obligations) will to that extent be subrogated to the Senior Obligations so paid (and all securities and guarantees for that Senior Obligations).

2.
Any rights of subrogation of the Subordinated Creditors arising under sub-clause 8.2.1 or otherwise cannot (and shall not) be exercised before the Senior Discharge Date without the consent of the Applicable Representative.

9.	Subordinated Creditor Set-off
If any Subordinated Obligation is unconditionally discharged in whole or in part by a set-off, the relevant Subordinated Creditor concerned will forthwith pay to the Applicable Representative for application in accordance with the terms of Clause 18 (Appropriation) an amount equal to the amount discharged by the set-off provided that no HY Noteholders Trustee shall have any obligation under this Clause 9 in respect of amounts so discharged unless it has actual knowledge that the discharge falls within this Clause 9 or Clause 24 (Turnover Obligations) applies. Following any such application, the Senior Obligations shall be reduced in an amount of the Subordinated Obligation discharged by the set-off and the Subordinated Guarantors acknowledge that the relevant Group Company remains liable to the Subordinated Creditors concerned in an amount equal to the amount of the Subordinated Obligation discharged by the set-off. This Clause 9 does not apply to any Subordinated Obligation to the extent that at the time of the set-off it is permitted to be paid pursuant to the other provisions of this Agreement.

10.	Costs and Expenses

1.	Transaction Expenses
The Company shall, from time to time promptly on demand of the Applicable Representative or the Additional Secured Applicable Representative, reimburse the Applicable Representative or the Additional Secured Applicable Representative and each of and any of their affiliates (as applicable) for all reasonable and documented costs and expenses (including legal fees up to the amount agreed in respect thereof before the date hereof) together with any VAT thereon incurred by it in connection with the negotiation, preparation, execution and perfection of the HY Notes Documents and the completion of the transactions therein contemplated.

2.	Amendment Costs
If the Parent, the Company or any HY Notes Issuer requests any amendment, waiver or consent in respect of this Agreement then the Company shall, within 5 Business Days of demand by the Applicable Representative, reimburse (or procure the reimbursement of) the Applicable Representative for all reasonable and documented costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

11.	New Money

1.	Senior Refinancing
It is hereby agreed that the Senior Obligations may be refinanced, replaced, increased or otherwise restructured in whole or in part on terms that do not breach the terms of the HY Notes Documents (each a "Senior Refinancing") and that any obligations incurred by the Group Companies or the Parent on such refinancing, restructuring or replacement in respect of the Senior Obligations will, if such obligations are intended to have the same priority as the Senior Obligations, rank ahead of the Subordinated Obligations on, mutatis mutandis, the terms set out herein.

2.	Additional HY Notes Obligations
So long as permitted by the Senior Finance Documents, the Parent may from time to time designate Indebtedness, liabilities or other obligations of any HY Notes Issuer at the time of incurrence to be Additional HY Notes Obligations hereunder, and any indenture or indentures relating thereto as Additional HY Notes Indentures, by delivering to the Applicable Representative: (a) a certificate signed by the Parent (i) identifying the Indebtedness, liabilities and other obligations, and the indenture or indentures so designated and the aggregate principal amount or face amount thereof, (ii) stating that such Indebtedness, liabilities and other obligations are designated as Additional HY Notes Obligations for the purposes of this Agreement, and that such indenture or indentures are designated as Additional HY Notes Indentures, (iii) representing that such designation of such Indebtedness, liabilities and other obligations as Additional HY Notes Obligations, and designation of such indenture or indentures as Additional HY Notes Indentures, complies with the terms of the Senior Finance Documents then outstanding and (iv) specifying the name and address of the HY Noteholders Trustee under such Additional HY Notes Indenture(s);

and (b) a fully executed Accession Agreement by such HY Noteholders Trustee.

3.	Additional Secured Obligations
So long as permitted by the Senior Finance Documents, the Parent may from time to time designate Indebtedness, liabilities or other obligations of any HY Notes Issuer, the Parent or any other Subsidiary of the Parent at the time of incurrence to be Additional Secured Obligations hereunder, and the indentures, credit agreements or other agreements, documents or instruments relating thereto as Additional Secured Agreements, by delivering to the Applicable Representative certificate signed by the Parent (a) identifying the Indebtedness, liabilities and other obligations, and the indentures, credit agreements or other agreements, documents or instruments so designated and the aggregate principal amount or face amount thereof, (b) stating that such Indebtedness, liabilities and other obligations are designated as Additional Secured Obligations for the purposes of this Agreement, and that such indentures, credit agreements or other agreements, documents or instruments are designated as Additional Secured Agreement, (c) representing that such designation of such Indebtedness, liabilities and other obligations as Additional Secured Obligations, and designation of such indentures, credit agreements or other agreements, documents or instruments as Additional Secured Agreements, complies with the terms of the Senior Finance Documents then outstanding and (d) specifying the name and address of the Representative for the Series of Additional Secured Obligations.

12.	Enforcement by Subordinated Creditors

1.	Restriction on Enforcement Action by Subordinated Creditors

1.	Prior to the occurrence of the Senior Discharge Date, save as permitted by the other provisions of this Clause 12:

(a)	the Subordinated Creditors shall not be entitled to take any Enforcement Action with respect to the Subordinated Obligations or the Subordinated Guarantees; and

(b)	the Subordinated Creditors shall have no right to require the enforcement of the Security Documents.

2.	For the avoidance of doubt, nothing in this Agreement shall restrict the ability of the HY Notes Creditors to take Enforcement Action against the Parent or any HY Notes Issuer.

2.	Standstill

1.
Promptly upon becoming aware of a HY Notes Default, any HY Noteholders Trustee may by notice (a "HY Notes Default Notice") in writing notify the Applicable Representative of the existence of such HY Notes Default.

2.
Liabilities under a Subordinated Guarantee given by a Group Company may not become payable unless and until, and the Subordinated Creditors may take Enforcement Action against a Group Company in relation to the Subordinated Obligations if and only if:

(a)

(i)	a HY Notes Default has occurred;

(ii)	a HY Noteholders Trustee has served a HY Notes Default Notice on the Applicable Representative; and

(iii)	the Standstill Period in relation to such HY Notes Default has expired; or

(b)
the Applicable Representative has (i) accelerated the amounts owed by a Group Company as a borrower under the Senior Facilities Agreement or (ii) demanded payment under any guarantee granted by a Group Company or (iii) taken any action to enforce any security interest or lien granted by a Group Company with a view to realisation of such security interest or lien (which shall not include any action to perfect such security interest or lien); or

(c)
a court or other relevant body has made an order for the liquidation, moratorium of payments, bankruptcy, insolvent reorganisation, insolvency, examination, administration, receivership (or other similar event) of a Subordinated Guarantor (or all or substantially all of its properties) or the shareholders or board of directors of a Subordinated Guarantor have passed a resolution (other than at the request or direction of a HY Noteholders Trustee or, as the case may be, the HY Noteholders) for the liquidation, dissolution or winding-up of such Subordinated Guarantor that results in the appointment of a liquidator, administrator, examiner, receiver, trustee in bankruptcy or other similar official in relation to such Subordinated Guarantor; or

(d)	there is a failure to repay any HY Notes on their final maturity date; or

(e)	the Applicable Representative has given prior consent to the taking of the relevant Enforcement Action.

3.
Where any of the events referred to in sub-clauses 12.2.2(a), 12.2.2(b) and 12.2.2(d) occurs or any of the events in sub-clause 12.2.2(c) occurs and the relevant Subordinated Guarantor is a Material Subsidiary, none of the provisions of this Clause 12 shall prevent the HY Notes Creditors, upon the occurrence of such event, from (1) making demand for payment of the Subordinated Obligations from any Subordinated Guarantor under the Subordinated Guarantee executed by it or (2) exercising all rights and remedies against any Subordinated Guarantor available to them in law in respect of the Subordinated Obligations and taking any Enforcement Action against any Subordinated Guarantor: (For these purposes, a "Material Subsidiary" shall be as defined in the Senior Facilities Agreement but on the basis that all references to "1%" in the definition of Immaterial Subsidiary in the Senior Facilities Agreement (or its equivalent in any Subsequent Credit Agreement (as defined in the First Lien Intercreditor Agreement)) shall be deemed to be references to "10 per cent.").

4.
Where any of the events referred to in sub-clause 12.2.2(c) occurs and the relevant Subordinated Guarantor is not a Material Subsidiary (as defined in sub-clause 12.2.3), none of the provisions of this Clause 12 shall prevent the Subordinated Creditors, upon the occurrence of such event, from (1) making demand for payment of the Subordinated Obligations from such Subordinated Guarantor under the Subordinated Guarantee executed by it or (2) exercising all rights and remedies against such Subordinated Guarantor available to them in law in respect of the Subordinated Obligations and taking any Enforcement Action against such Subordinated Guarantor.

5.
HY Notes Issuer Debt Obligations shall only be payable (other than in respect of the making of a Permitted HY Notes Issuer Payment), and the HY Creditors, if capable of doing so, can only take Enforcement Action in respect of the HY Notes Issuer Debt, to the extent that liabilities under the Subordinated Guarantee executed by the Company are payable, and the HY Notes Creditors can take Enforcement Action against the Company, in each case, pursuant to Clause 12.2.2.

6.
For the purposes of sub-clause 12.2.2, "Standstill Period" means, in relation to a HY Notes Default, the period beginning on the date (the "Notice Date") the relevant HY Noteholders Trustee serves a HY Notes Default Notice on the Applicable Representative in respect of such HY Notes Default and ending on the earlier to occur of:

(a)	the date falling 179 days after the Notice Date; and

(b)	the expiry of any other Standstill Period outstanding at the date such first mentioned Standstill Period commenced.

13.	Notification of Events of Default and Enforcement

1.	HY Noteholders Trustee Notification
Each HY Noteholders Trustee undertakes to notify the Applicable Representative and any Additional Secured Applicable Representative, as soon as practicable after the occurrence of the relevant event, of the occurrence of:

1.	any acceleration of the HY Notes constituted under any HY Notes Indenture under which it is acting as HY Noteholders Trustee; or

2.	the commencement of any Enforcement Action in relation to such HY Notes.

2.	Applicable Representative Notification
The Applicable Representative undertakes to notify any Additional Secured Applicable Representative and each HY Noteholders Trustee as soon as practicable after it becoming aware of the occurrence of the relevant event, of the occurrence of:

1.	any acceleration of any of the Senior Obligations described in paragraph (a) of the definition thereof; or

2.	the taking of any action by the Applicable Representative to enforce any of the Security Documents described in paragraph (a) of the definition thereof; or

3.	the commencement of any Enforcement Action in relation to any of the Senior Obligations described in paragraph (a) of the definition thereof; or

4.	the unconditional discharge in full of all Senior Obligations described in paragraph (a) of the definition thereof.

3.	Additional Secured Obligations Notification
The Additional Secured Applicable Representative undertakes to notify the Applicable Representative and each HY Noteholders Trustee as soon as practicable after it becoming aware of the occurrence of the relevant event, of the occurrence of:

1.	any acceleration of any of the Senior Obligations described in paragraph (b) of the definition thereof; or

2.
the taking of any action by the Additional Secured Applicable Representative or any other relevant Senior Creditor to enforce any of the Security Documents described in paragraph (b) of the definition thereof; or

3.	the commencement of any Enforcement Action in relation to any of the Senior Obligations described in paragraph (b) of the definition thereof; or

4.	the unconditional discharge in full of all Senior Obligations described in paragraph (b) of the definition thereof

14.	Assignment of HY Notes Issuer Debt
No HY Notes Issuer shall assign or transfer all or any of its right, title, benefit and interest in or to all or any part of the HY Notes Issuer Debt save (a) pursuant to the Security Documents if the relevant assignee or transferee accedes to either the First Lien Intercreditor Agreement as a Secured Party or the applicable Additional Secured Agreement as a Secured Party or (b) with the consent of the Applicable Representative (or where such assignment or transfer is otherwise permitted by the Senior Finance Documents).

15.	Refinancing of Senior Facilities
In the event that any of the Senior Obligations are refinanced, restructured, increased or otherwise replaced on terms that do not breach the terms of the HY Notes Documents, the Parties will enter into such documentation as may be necessary to ensure that any obligations and liabilities incurred by the Parent or the Group in respect of such refinancing, restructuring or replacement will rank ahead of the Subordinated Obligations on, mutatis mutandis, the terms set out herein.

16.	Refinancing of the HY Notes

1.	Subordinated Obligations Refinancing
Notwithstanding any other terms of this Agreement, it is agreed that the HY Notes may be discharged or exchanged in whole or in part from (i) the proceeds of issues of share capital by the Parent or loans made to the Parent by its shareholders or the provision of subordinated loans by the Parent, (ii) with equity securities or, to the extent not secured by the assets of, or guaranteed by, any Group Company, debt securities of the Parent or any HY Notes Issuer.

2.	Further assurance
Each Party agrees that it shall promptly execute all such documents as may reasonably be considered necessary (and in such form as the Parties may reasonably agree) in order to give effect to any refinancing of the HY Notes contemplated by this Clause 16, including any amendment required to the terms of this Agreement.

17.	Release of Subordinated Guarantees

1.	Release of Subordinated Guarantees
Without limitation to any release or other provisions in the HY Notes Documents, in the event that:

1.
there is a sale or other disposal (whether on a voluntary basis (provided the Senior Finance Documents have been complied with) or pursuant to Enforcement Action commenced by the Senior Creditors) of all of the issued share capital of a Subordinated Guarantor (other than the Company) or any direct or indirect holding company of any such Subordinated Guarantor (other than the Company);

2.	the Company has notified the Applicable Representative of such proposed sale or other disposal;

3.	such Subordinated Guarantor and each of its direct and indirect Subsidiaries is simultaneously and unconditionally released from its obligations in relation to the Senior Obligations;

4.
if and only if the sale or other disposal is pursuant to Enforcement Action commenced by the Senior Creditors, either the sale or other disposal is made pursuant to a public auction or an internationally recognised investment bank selected by the Applicable Representative has delivered to the Applicable Representative and each HY Noteholders Trustee an opinion that the price of the sale or other disposal of the relevant share capital is fair from a financial point of view after taking into account all relevant circumstances; and

5.	if and only if the sale or other disposal is pursuant to Enforcement Action commenced by the Senior Creditors and all or substantially all of the consideration for such sale or other disposal is cash, the Subordinated Guarantee executed by such Subordinated Guarantor shall be automatically released and such Subordinated Guarantor shall be simultaneously released from all its other obligations and liabilities under the Subordinated Guarantee and the other provisions of the HY Notes Documents.

2.	No effect on other Subordinated Guarantees
The release of any Subordinated Guarantor from its liability under any Subordinated Guarantee pursuant to this Clause 17 will not, for the avoidance of doubt, affect or otherwise reduce the obligations and liabilities owed by any other Subordinated Guarantor or other obligor to the Subordinated Creditors.

3.	Further Assurance

1.
Each of the Parties hereby agrees that it will take no action to prevent or delay, and will take all reasonable action requested in writing by the Applicable Representative, to enable, a sale or other disposal of all the issued share capital of a Subordinated Guarantor or any direct or indirect holding company thereof referred to in Clause 17.1 (Release of Subordinated Guarantees) to take place where the requirements of such Clause are satisfied.

2.
Each of the Parties agrees to do (or, as the case may be, refrain from doing) all such actions and to execute all such documents requested in writing as may be reasonably considered necessary to give effect to the other provisions of this Clause 17.3.

18.	Appropriation

1.	Order of Application
All amounts paid to the Applicable Representative or the Additional Secured Applicable Representative pursuant to this Agreement for application in accordance with this Clause 18 shall, subject to the terms hereof:

1.	first:

(a)
be applied by the Applicable Representative against each Series of Senior Obligations (other than any Additional Secured Obligations) under the First Lien Intercreditor Agreement (on a rateable basis in accordance with the amounts of such Series of Senior Obligations and the terms of the applicable Senior Finance Documents); and

(b)	the HY Noteholders Trustee for application towards the HY Noteholders Trustee Amounts which are then due, all such amounts to be payable to the Applicable Representative and the HY Noteholders Trustee on a pari passu basis;

2.
second, be applied by the Additional Secured Applicable Representative against each Series of Additional Secured Obligations (on a rateable basis in accordance with the amounts of such Series of Additional Secured Obligations and the terms of the applicable Additional Secured Documents); and

3.
third, after discharge in full of the Senior Obligations, any surplus shall, subject to Clause 18.2 (Direction of the Company), be paid to the relevant Subordinated Guarantor provided that to the extent any amounts were received from HY Creditors pursuant to Clause 6 (Subordination) such surplus will be paid to each HY Noteholders Trustee to be applied against the relevant Series of HY Notes Obligations (on a rateable basis in accordance with the amounts of such Series of HY Notes Obligations and the terms of the applicable HY Notes Documents).

2.	Direction of the Company
In the event that HY Notes are outstanding, each Subordinated Guarantor hereby irrevocably authorises each of the Applicable Representative and the Additional Secured Applicable Representative to pay any amount it would otherwise have received under sub-clause 18.1.3 to each HY Noteholders Trustee to be applied against the relevant Series of HY Notes Obligations (on a rateable basis in accordance with the amounts of such Series of HY Notes Obligations and the terms of the applicable HY Notes Documents). The Applicable Representative and the Additional Secured Applicable Representative will only be obliged to make such a payment to a HY Noteholders Trustee if, in the reasonable opinion of such Representative, such payment can be lawfully made.

3.	Contravention
Any payments made to and/or received and/or retained by a Subordinated Creditor subject, in the case of a HY Noteholders Trustee, to Clause 24 (Turnover Obligations) or the Parent in contravention of the terms hereof, or for which the consent of any or all of the Senior Creditors was required but was not obtained shall be held in trust by such Subordinated Creditor or, as the case may be, the Parent for the Senior Creditors and shall be paid to the Applicable Representative or the Additional Secured Applicable Representative (as relevant) for application in accordance with the terms of Clause 18.1 (Order of Application).

4.	Trust
All amounts paid to either the Applicable Representative or the Additional Second Applicable Representative (as relevant) pursuant to the terms hereof shall until so applied be held in trust to be applied in accordance with Clause 18.1 (Order of Application).

5.	Application and Consideration
In consideration for the covenants given to the Applicable Representative and the Additional Secured Applicable Representative by the Subordinated Guarantors, each of the Applicable Representative and the Additional Secured Applicable Representative agrees with the Parent to apply all moneys from time to time paid by any Subordinated Guarantor to such Applicable Representative or Additional Secured Applicable Representative pursuant to the terms of this Agreement in accordance with the provisions of Clause 18.1 (Order of Application).

19.	Termination
This Agreement shall terminate completely upon the earlier to occur of (a) the Senior Discharge Date and (b) the HY Notes Final Discharge Date.

20.	Notices

1.	Method
Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax or letter.

2.	Delivery
Any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 10 days' notice to the other Party specified another address) be given to that other Party:

1.	in the case of the Company, the Parent, the HY Notes Issuers and any Subordinated Guarantor that executes this Agreement, at the address given in Clause 20.3 (Addresses);

2.
in the case of the Applicable Representative, the Administrative Agent and The Bank of New York Mellon as HY Noteholders Trustee under the 2013 HY Notes Documents at the respective addresses given in Clause 20.3 (Addresses); and

3.	in the case of each subsequent HY Noteholders Trustee or any other Party, as set out in the relevant Accession Agreement.
No communication under or in connection with the Finance Documents shall be made to or from an address located inside of the Republic of Austria. The forgoing sentence applies (mutatis mutandis) to any communication made by fax, electronic message or in other written form.

3.	Addresses
The addresses and fax numbers referred to in Clause 20.2 (Delivery) are:

1.	the Subordinated Guarantors, HY Notes Issuers, Parent and Company:

Address:	c/o Rank Group Limited
Level 22, 20 Bond Street
Sydney NSW 2000
Australia

Attention:	Helen Golding

Tel:	+61 29268 6671

Fax:	+61 29268 6693

2.	the Administrative Agent:

Address:	Credit Suisse AG
One Madison Avenue
New York, NY 10010

Attention:	Agency Manager

Fax:	+1 (212) 322-2291

3.	the HY Noteholders Trustee under the 2013 HY Notes Documents:

Address:	The Bank of New York Mellon
101 Barclay Street, 4E
New York, NY 10286

Attention:	International Corporate Trust

Tel:	+1 (212) 298 1528

Fax:	+1 (212) 815 5366

4.	Receipt
Any notice or other communication given to a Party shall be deemed to have been given only on actual receipt.

21.	Miscellaneous

1.	Invalidity of any provision
If any provision of this Agreement is prohibited or unenforceable in any jurisdiction in relation to any Party, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity of enforceability of such provision in any other jurisdiction or in relation to any of the other Parties.

2.	Counterparts
This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

3.	Override

1.	If there is any conflict between the terms of this Agreement and any other Finance Document, the terms of this Agreement will prevail.

2.
Notwithstanding anything to the contrary in this Agreement, sub-clause 21.3.1 does not, as between any HY Notes Creditor and any HY Notes Issuer, the Parent or any Group Company, cure, postpone, waive or negate in any manner any default or event of default under any HY Notes Document as provided in that HY Notes Document (but without prejudice to any restriction in this Agreement on the ability of a HY Notes Creditor to take any action consequent upon any such default or event of default).

4.	Composition of Creditors' Committees
The Parties hereto agree that it will not be just and equitable if any creditors' committee to be appointed by a court of competent jurisdiction in the debt settlement or bankruptcy proceedings with respect to the Company and/or any of the Company's Subsidiaries does not consist of representatives of each party hereto which is, or is acting for, a class of direct creditors to the Company and/or such Subsidiary, as applicable, in proportions determined as specified herein. Accordingly, each Party hereto agrees to use all its reasonable efforts to cause the appointment of the representatives put forth by a majority in principal amount of each such class of direct creditors in such proportion as is appropriate to reflect the relative outstanding indebtedness of the Company and/or such Subsidiary, as applicable, to such class of direct creditors and commitments by such class of direct creditors to the Company and/or such Subsidiary, if applicable. Such efforts shall include, but not be limited to, recommending to the court of competent jurisdiction the name of the representatives put forth by each such class of direct creditors for appointment to the creditors' committee.

5.	Amendments to this Agreement
Subject to Clause 21.8 (Senior Creditor and other Third Party Consent), waivers, consents or amendments to or in relation to this Agreement may be agreed between, (a) prior to the Senior Discharge Date, the Applicable Representative, (b) subject to Clause 21.6 (Minor Amendments), the HY Noteholders Trustee for any Series of HY Notes Obligations then outstanding where the HY Noteholders of such Series would be adversely affected by such waiver, consent or amendment in any material respect and (c) the Company, without the consent of any other Party or any person that is not a Party.

6.	Minor amendments
This Agreement may be amended by the Company and the Applicable Representative without the consent of any other Party or any person that is not a Party to cure defects, resolve ambiguities or reflect changes in each case of a minor technical or administrative nature.

7.	Parent, Subordinated Guarantor and HY Notes Issuer Authorisation
The Parent, each Subordinated Guarantor and each HY Notes Issuer hereby authorises the Company to agree and effect, on its behalf, any amendment, consent or waiver to or in relation to this Agreement.

8.	Senior Creditor and other Third Party Consent

1.
Subject only to sub-clause 21.8.2 below, and notwithstanding any other term of this Agreement, the consent of any person who is not a Party is not required to rescind, vary or amend this Agreement or grant any waiver or consent under this Agreement at any time.

2.
Prior to the Senior Discharge Date, the consent of the Representative of a Series of Senior Obligations referred to in paragraph (a) of the definition thereof and constituted as Senior Secured Notes or Additional Obligations is required to rescind, amend or vary this Agreement, or grant any waiver or consent under this Agreement, if such rescission, amendment, variation, waiver or consent would result in any HY Notes Obligations not being subordinated to such Series of Senior Obligations to at least the same extent as immediately prior to such amendment, rescission, or variation taking effect, or such waiver or consent being given.

22.	Assignment and Transfer

1.	Benefit of Agreement
This Agreement will be binding upon, and enure for the benefit of, each Party and its successors and assigns.

2.	Group Companies
No Group Company may assign or transfer all or any part of its rights and obligations under this Agreement.

3.	Accession of Parties

1.
The Company shall procure that each Additional HY Notes Issuer, each Group Company that provides a Subordinated Guarantee in respect of any HY Notes after the date of this Agreement and each HY Noteholders Trustee (in each case if not already party hereto in that capacity), becomes a Party by executing an Accession Agreement and delivering the same to the Applicable Representative. Such HY Notes Issuer, such Group Company or, as the case may be, such HY Noteholders Trustee shall become a Party upon the Applicable Representative countersigning the relevant Accession Agreement.

2.	Unless and until a Group Company which is to provide a Subordinated Guarantee becomes a Party, such Subordinated Guarantee shall be of no effect.

3.
Any Applicable Representative under the First Lien Intercreditor Agreement or Administrative Agent that is not already party to this Agreement in its capacity as such shall (at the request of the Parent) accede to this Agreement in such capacity by executing an Accession Agreement, and delivering the same to the Parent and any Additional Secured Applicable Representative. Any such applicable representative or administrative agent shall become a Party upon the Parent countersigning the relevant Accession Agreement. Any entity that is the Applicable Representative or Administrative Agent and ceases to have such title under the First Lien Intercreditor Agreement shall cease, at such time, to be a Party and its successor in such capacity shall, at such time, accede to this Agreement in such capacity.

4.
Any Additional Secured Applicable Representative that is not already party to this Agreement in its capacity as such shall (at the request of the Parent and the Applicable Representative) accede to this Agreement in such capacity by executing an Accession Agreement, and delivering the same to the Parent and the Applicable Representative. Any such additional secured applicable representative shall become a Party upon the Parent and Applicable Representative countersigning the relevant Accession Agreement. Any Additional Secured Applicable Representative under paragraph (a) of that definition shall cease to be a Party on the appointment of the representative contemplated in paragraph (b) of that definition. Any entity that is an Additional Secured Applicable Representative under paragraph (b) of that definition that ceases to be a representative as contemplated in that paragraph shall cease, at such time, to be a Party and its successor in such capacity shall, at such time, accede to this Agreement in such capacity.

5.
Each Party authorises the Applicable Representative to sign, on its behalf, any such Accession Agreement delivered to the Applicable Representative. The Company will copy any executed Accession Agreement to each HY Noteholders Trustee.

4.	HY Noteholders Trustee and Representatives

1.
A HY Noteholders Trustee shall cease to be a HY Noteholders Trustee for a Series of HY Notes Obligations, and a Party in such capacity, immediately upon the occurrence of the HY Notes Discharge Date with respect to such Series of HY Notes Obligations.

2.
A Representative with respect to a Series of Senior Obligations and, for the avoidance of doubt, all Senior Creditors represented by such Representative, shall cease to have any rights or benefits under this Agreement on the first date upon which all liabilities and obligations with respect to such Series of Senior Obligations have been unconditionally discharged in full.

23.	Trusts
The perpetuity period for each trust created by this Agreement shall be 125 years.

24.	Turnover Obligations
Notwithstanding any provision in this Agreement to the contrary, a HY Noteholders Trustee shall only have an obligation to turn over or repay amounts received or recovered under this Agreement by it (i) if it had actual knowledge that the receipt or recovery is an amount received in breach of a provision of this Agreement (a "Turnover Receipt") and (ii) to the extent that, prior to receiving that knowledge, it has not distributed the amount of the Turnover Receipt to the HY Noteholders in accordance with the provisions of the relevant HY Notes Indenture.

25.	HY Noteholders Trustee Protections

1.	Limitation of HY Noteholders Trustee Liability
It is expressly understood and agreed by the Parties that this Agreement is executed and delivered by each HY Noteholders Trustee not individually or personally but solely in its capacity as a HY Noteholders Trustee in the exercise of the powers and authority conferred and vested in it under the relevant HY Notes Documents. It is further understood by the Parties that in no case shall the relevant HY Noteholders Trustee be (i) responsible or accountable in damages or otherwise to any other Party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such HY Noteholders Trustee in good faith in accordance with this Agreement and the relevant HY Notes Documents in a manner that the HY Noteholders Trustee (acting reasonably) believed to be within the scope of the authority conferred on such HY Noteholders Trustee by this Agreement, the relevant HY Notes Documents or by law, or (ii) personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party, provided however, that the relevant HY Noteholders Trustee (or any successor noteholder trustee) shall be personally liable under this Agreement for its own gross negligence or wilful misconduct or for its breach of its covenants, representations and warranties contained herein, to the extent expressly covenanted or made in its individual capacity. It is also acknowledged that the relevant HY Noteholders Trustee shall have no responsibility for the actions of any individual HY Noteholder.

2.	HY Noteholder Trustee not fiduciary for Senior Creditors
No HY Noteholders Trustee shall be deemed to owe any fiduciary duty to any of the Senior Creditors, the Parent or any Group Company and shall not be liable to any Senior Creditor, the Parent or any Group Company if any HY Noteholders Trustee shall in good faith mistakenly pay over or distribute to the HY Noteholders, the HY Notes Issuers or to the Company or to any other person cash, property or securities to which any Senior Creditor shall be entitled by virtue of this Agreement or otherwise. With respect to the Senior Creditors, each HY Noteholders Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the HY Notes Documents and this Agreement and no implied covenants or obligations with respect to Senior Creditors shall be read into this Agreement against a HY Noteholders Trustee.

3.	Reliance on certificates
Each HY Noteholders Trustee may rely without enquiry on any notice, consent or certificate of the Applicable Representative or Additional Secured Applicable Representative as to the matters certified therein.

4.	HY Noteholders Trustee
Notwithstanding Clause 21.5 (Amendments to this Agreement) or Clause 21.8 (Senior Creditor and other Third Party Consents), in acting under and in accordance with this Agreement each HY Noteholders Trustee shall act in accordance with the relevant HY Notes Documents and shall seek any necessary instruction from the relevant HY Noteholders to the extent provided for, and in accordance with, the relevant HY Notes Documents, and where it so acts on the instructions of the relevant HY Noteholders, the HY Noteholders Trustee shall not incur any liability to any person for so acting other than in accordance with the HY Notes Documents. Furthermore, prior to taking any action under this Agreement, a HY Noteholders Trustee may reasonably request and rely upon an opinion of counsel or opinion of another qualified expert, at the Company's expense.

5.	Senior Creditors and HY Noteholders Trustee
In acting pursuant to this Agreement and the HY Notes Documents, each HY Noteholders Trustee is not required to have any regard to the interests of the Senior Creditors (or any of them).

6.	HY Noteholders Trustee; reliance and information

1.
Each HY Noteholders Trustee may rely and shall be fully protected in acting or refraining from acting upon any notice or other document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person.

2.
Without affecting the responsibility of any Subordinated Guarantor for information supplied by it or on its behalf in connection with any Finance Document, the Applicable Representative and the Additional Secured Applicable Representative confirms that it has not relied exclusively on any information provided to it by any HY Noteholders Trustee in connection with any Finance Document. Each HY Noteholders Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

3.	Each HY Noteholders Trustee is entitled to assume that:

(a)	any payment or other distribution made in respect of the HY Notes Obligations has been made in accordance with the provisions of this Agreement;

(b)	no Senior Default has occurred; and

(c)	the Senior Discharge Date has not occurred,
unless it has actual notice to the contrary. No HY Noteholders Trustee is obliged to monitor or enquire whether any such default has occurred.

7.	No action
No HY Noteholders Trustee shall have any obligation to take any action under this Agreement unless it is indemnified or secured to its satisfaction (whether by way of payment in advance or otherwise) by the HY Noteholders it represents and/or the Parent or the applicable HY Notes Issuers in accordance with the terms of the applicable HY Notes Documents. No HY Noteholders Trustee is required to indemnify any other person, whether or not a Party, in respect of the transactions contemplated by this Agreement.

8.	Departmentalisation
In acting as a HY Noteholders Trustee, each HY Noteholders Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by a HY Noteholders Trustee which is received or acquired by some other division or department or otherwise than in its capacity as a HY Noteholders Trustee may be treated as confidential by each HY Noteholders Trustee and will not be treated as information possessed by a HY Noteholders Trustee in its capacity as such.

9.	Communications with HY Noteholders Trustee
Any communication to a HY Noteholders Trustee in connection with this Agreement may, unless otherwise stated, be given in person, by post or fax. Such communication shall take effect as of the date so delivered, if personally delivered; when confirmation is received upon completion of the transmission, if faxed; and 5 days after mailing if sent by first class mail, postage prepaid.

10.	Other Parties not affected
This Clause 25 is intended to afford protection to each HY Noteholders Trustee and no provision of this Clause 25 shall alter or change the rights and obligations as between the other Parties in respect of each other.

11.	Provisions survive termination
The provisions of this Clause 25 shall survive any termination of this Agreement.

26.	Payments
For the avoidance of doubt, notwithstanding any other provision in this Agreement to the contrary, the Company, the Parent, each HY Notes Issuer and each Subordinated Guarantor shall at all times (and regardless of the existence of any Payment Blockage, Payment Blockage Notices or Standstill Period) be obliged and entitled to pay, without the prior consent of any Party, any amounts in respect of HY Noteholders Trustee Amounts as and when the same are due and payable and the HY Noteholders Trustee shall be entitled to receive and retain the same.

27.	Governing Law and Jurisdiction

1.	Law
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, the laws of England.

2.	Submission to Jurisdiction
All the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including any non-contractual obligations) and that accordingly any suit, action or proceeding (together in this Clause 27 referred to as "Proceedings") arising out of or in connection with this Agreement (including any non-contractual obligations) shall be brought in such courts.

3.	Consent
Each Party consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

4.	Service of Process
Without prejudice to any other mode of service allowed under any relevant law, the Parent, each HY Notes Issuer and each Subordinated Guarantor incorporated in a jurisdiction other than England and Wales:

1.	has appointed The Baldwin Group Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

2.	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.
Prior to the accession of The Baldwin Group Limited as a Party, the Parent shall procure that The Baldwin Group Limited shall confirm that it will act as process agent under this Agreement in a form satisfactory to the Applicable Representative (acting reasonably). From the date The Baldwin Group Limited accedes to this Agreement as a Party, The Baldwin Group Limited confirms that it will act as process agent in respect of the entities described above (including any such entity that may accede to this Agreement after the date hereof).
The Parent may, by notice to the Applicable Representative, Additional Secured Applicable Representative and each HY Noteholders Trustee, change the entity that is acting as process agent under this Clause 27.4 to another entity that is satisfactory to the Applicable Representative (acting reasonably).

28.	Austrian Stamp Duty

1.	Notices with respect to Austria
The Parties agree that no original or certified copy of this Agreement or any Finance Document shall be brought into the Republic of Austria.

Furthermore, the Parties hereto agree that (i) each Party, in the case of e-mail communication, will only send notices or written references to this Agreement or any Finance Document (each of the Agreement and the Finance Documents, a "Stamp Duty Sensitive Document") to or from Austria by e-mail communication without any electronic or digital signature, (ii) no Party shall print out any e-mail communication which refers to any Stamp Duty Sensitive Document in Austria and (iii) no Party shall send fax or scanned copies of a signed Stamp Duty Sensitive Document to or from Austria.

2.	Agreement to be kept outside of Austria
No Party shall bring or send to or otherwise produce in Austria an original copy, notarised copy or certified copy of any Stamp Duty Sensitive Document, other than in the event that:

1.	this does not cause a liability of a Party to pay stamp duty in Austria;

2.
a Party wishes to enforce or perfect any of its rights under or in connection with such Stamp Duty Sensitive Document in Austria and is only able to do so (including, without limitation, for reason of any objection or defence raised by any Party in any form of proceedings in Austria) by bringing, sending to or otherwise producing in Austria an original copy, notarised copy or certified copy of the relevant Stamp Duty Sensitive Document and it would not be sufficient for that Party to bring, send to or otherwise produce in Austria a simple copy (that is a copy which is not an original copy, notarised copy or certified copy) of the relevant Stamp Duty Sensitive Document for the purposes of such enforcement. In connection with the foregoing, each Party agrees that in any form of proceedings in Austria simple copies may be submitted by either Party and undertakes to refrain from (i) objecting to the introduction into evidence of a simple copy of any Stamp Duty Sensitive Document or raising a defence to any action or to the exercise of any remedy for the reason of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such simple copy actually introduced into evidence does not accurately reflect the content of the original document and (ii) contesting the authenticity (Echtheit) of a simple copy of any such Stamp Duty Sensitive Document before an Austrian court or authority, unless such simple copy does not accurately reflect the content of the original document; or

3.
a Party is required by law, governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise), to bring an original, notarised copy or certified copy of any Stamp Duty Sensitive Document into Austria.

3.	Place of Performance
The Parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under any Finance Document shall be at the seat of the Applicable Representative at Credit Suisse AG, One Madison Avenue, New York, NY 10010, United States of America, or any other place reasonably designated by the Administrative Agent (as defined in the Senior Facilities Agreement) but in any case a place outside the Republic of Austria, which especially means that the payment of amounts under the Senior Facilities Agreement or any other facility, the payment of interest and the repayment of any amount under the Senior Facilities Agreement or any other facility shall be made to a bank account and, respectively, from a bank account outside the Republic of Austria. It is expressly agreed between the Parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto. Furthermore, the Parties agree that the fulfilment of any contractual obligation under this Agreement within the Republic of Austria does not result in a discharge of debt.
IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

SCHEDULE 1
SCHEDULE 2Form of Accession Agreement Acceding Party may in the alternative execute this as a deed.
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee.

This Agreement is made
BY                               of                 (the "Acceding Party")
AND IS SUPPLEMENTAL to an intercreditor agreement (the "Intercreditor Agreement") dated [] 2013 and made between, among others, Credit Suisse AG as administrative agent and The Bank of New York Mellon as high yield noteholders trustee.
IT IS AGREED as follows:

1.	Words and expressions defined in the Intercreditor Agreement shall bear the same meaning herein.

2.	The Acceding Party confirms it has been supplied with a copy of the Intercreditor Agreement.

3.
The Acceding Party covenants with the Parties to be bound by the terms of the Intercreditor Agreement as [a HY Noteholders Trustee/a Subordinated Guarantor/an Applicable Representative an Additional Secured Applicable Representative/ an Administrative Agent/ an Additional HY Notes Issuer].

4.	The Acceding Party shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, English law.
IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.
Acceding Party

SIGNED For and on behalf of []

Applicable Representative

SIGNED For and on behalf of CREDIT SUISSE AG

SCHEDULE 3
SCHEDULE 4Original Subordinated Guarantors

1.	Beverage Packaging Holdings (Luxembourg) I S.A.

2.	Reynolds Group Holdings Limited

3.	Beverage Packaging Holdings (Luxembourg) III S.à r.l.

4.	Beverage Packaging Holdings (Luxembourg) IV S.à r.l.

5.	Beverage Packaging Holdings (Luxembourg) V S.A.

6.	Beverage Packaging Holdings (Luxembourg) VI S.à r.l.

7.	Reynolds Group Issuer (Luxembourg) S.A.

8.	Evergreen Packaging (Luxembourg) S.à r.l.

9.	Bakers Choice Products, Inc.

10.	BCP/Graham Holdings L.L.C.

11.	Beverage Packaging Holdings II Issuer Inc.

12.	Blue Ridge Holding Corp.

13.	Blue Ridge Paper Products Inc.

14.	BRPP, LLC

15.	Closure Systems International Americas, Inc.

16.	Closure Systems International Holdings Inc.

17.	Closure Systems International Inc.

18.	Closure Systems International Packaging Machinery Inc.

19.	Closure Systems Mexico Holdings LLC

20.	CSI Mexico LLC

21.	CSI Sales & Technical Services Inc.

22.	Evergreen Packaging Inc.

23.	Evergreen Packaging International (US) Inc.

24.	Evergreen Packaging USA Inc.

25.	GPACSUB LLC

26.	GPC Capital Corp. I

27.	GPC Capital Corp. II

28.	GPC Holdings LLC

29.	GPC Opco GP LLC

30.	GPC Sub GP LLC

31.	Graham Packaging Acquisition Corp.

32.	Graham Packaging Company Inc.

33.	Graham Packaging Company, L.P.

34.	Graham Packaging GP Acquisition LLC

35.	Graham Packaging Holdings Company

36.	Graham Packaging LC, L.P.

37.	Graham Packaging LP Acquisition LLC

38.	Graham Packaging Minster LLC

39.	Graham Packaging Pet Technologies Inc.

40.	Graham Packaging Plastic Products Inc.

41.	Graham Packaging PX Company

42.	Graham Packaging PX Holding Corporation

43.	Graham Packaging PX, LLC

44.	Graham Packaging Regioplast STS Inc.

45.	Graham Packaging West Jordan, LLC

46.	Graham Recycling Company, L.P.

47.	Master Containers, Inc.

48.	Pactiv Germany Holdings, Inc.

49.	Pactiv International Holdings Inc.

50.	Pactiv LLC

51.	Pactiv Management Company LLC

52.	Pactiv Packaging Inc.

53.	PCA West Inc.

54.	Renpac Holdings Inc.

55.	Reynolds Consumer Products Holdings LLC

56.	Reynolds Consumer Products Inc.

57.	Reynolds Group Holdings Inc.

58.	Reynolds Group Issuer Inc.

59.	Reynolds Group Issuer LLC

60.	Reynolds Manufacturing, Inc.

61.	Reynolds Presto Products Inc.

62.	Reynolds Services Inc.

63.	SIG Combibloc Inc.

64.	SIG Holding USA, LLC

65.	Southern Plastics Inc.

66.	Spirit Foodservice, Inc.

67.	Spirit Foodservice Products, Inc.

SIGNATORIES

The Company

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

The Parent

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of REYNOLDS GROUP HOLDINGS LIMITED and witnessed by Name: Cindi Lefari Address: Occupation: Attorney

2013 HY Notes Issuers

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.

SIGNED by Allen Philip Hugli as Vice President and Treasurer for and on behalf of BEVERAGE PACKAGING HOLDINGS II Issuer Inc.

The Original Subordinated Guarantors

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of REYNOLDS GROUP HOLDINGS LIMITED and witnessed by Name: Cindi Lefari Address: Occupation: Attorney

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) IV S.À R.L.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A.	/s/ Helen Dorothy Golding

SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Authorised Signatory for and on behalf of EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Assistant Secretary for and on behalf of BAKERS CHOICE PRODUCTS, INC.	/s/ Helen Dorothy Golding
Signed by Joseph B. Hanks as Vice President and Secretary for and on behalf of BCP/GRAHAM HOLDINGS L.L.C.	/s/ Joseph B. Hanks
SIGNED by Allen Philip Hugli as Vice President and Treasurer for and on behalf of BEVERAGE PACKAGING HOLDINGS II ISSUER INC.	/s/ Allen Philip Hugli
SIGNED by John C. Pekar as Vice President and Secretary for and on behalf of BLUE RIDGE HOLDING CORP.	/s/ John C. Pekar

SIGNED by John C. Pekar as Vice President and Secretary for and on behalf of BLUE RIDGE PAPER PRODUCTS INC.	/s/ John C. Pekar
SIGNED by John C. Pekar as Vice President and Secretary of Blue Ridge Paper Products Inc., as Manager for and on behalf of BRPP, LLC	/s/ John C. Pekar
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CLOSURE SYSTEMS INTERNATIONAL AMERICAS, INC.	/s/ Stephanie A. H. Blackman
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CLOSURE SYSTEMS INTERNATIONAL HOLDINGS INC.	/s/ Stephanie A. H. Blackman
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CLOSURE SYSTEMS INTERNATIONAL INC.	/s/ Stephanie A. H. Blackman
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CLOSURE SYSTEMS INTERNATIONAL PACKAGING MACHINERY INC.	/s/ Stephanie A. H. Blackman

SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CLOSURE SYSTEMS MEXICO HOLDINGS LLC	/s/ Stephanie A. H. Blackman
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CSI MEXICO LLC	/s/ Stephanie A. H. Blackman
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of CSI SALES & TECHNICAL SERVICES INC.	/s/ Stephanie A. H. Blackman
SIGNED by John C. Pekar as Vice President and Secretary for and on behalf of EVERGREEN PACKAGING INC.	/s/ John C. Pekar
SIGNED by John C. Pekar as Vice President and Secretary for and on behalf of EVERGREEN PACKAGING INTERNATIONAL (US) INC.	/s/ John C. Pekar
SIGNED by John C. Pekar as Vice President and Secretary for and on behalf of EVERGREEN PACKAGING USA INC.	/s/ John C. Pekar

SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPACSUB LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPC CAPITAL CORP. I	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPC CAPITAL CORP. II	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPC HOLDINGS LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPC OPCO GP LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GPC SUB GP LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING ACQUISITION CORP.	/s/ Joseph B. Hanks

SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING COMPANY INC.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING COMPANY, L.P.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING GP ACQUISITION LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary of BCP/Graham Holdings L.L.C., as General Partner for and on behalf of GRAHAM PACKAGING HOLDINGS COMPANY	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING LC, L.P.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING LP ACQUISITION LLC	/s/ Joseph B. Hanks

SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING MINSTER LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President, Secretary and General Counsel for and on behalf of GRAHAM PACKAGING PET TECHNOLOGIES INC.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President, Secretary and General Counsel for and on behalf of GRAHAM PACKAGING PLASTIC PRODUCTS INC.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President, Secretary and General Counsel for and on behalf of GRAHAM PACKAGING PX COMPANY	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING PX HOLDING CORPORATION	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING PX, LLC	/s/ Joseph B. Hanks

SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING REGIOPLAST STS INC.	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary for and on behalf of GRAHAM PACKAGING WEST JORDAN, LLC	/s/ Joseph B. Hanks
SIGNED by Joseph B. Hanks as Vice President and Secretary of GPC SUB GP, LLC, as General Partner for and on behalf of GRAHAM RECYCLING COMPANY, L.P.	/s/ Joseph B. Hanks
SIGNED by Joseph Doyle as Assistant Secretary for and on behalf of MASTER CONTAINERS, INC.	/s/ Joseph Doyle
SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PACTIV GERMANY HOLDINGS, INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PACTIV INTERNATIONAL HOLDINGS INC.	/s/ Helen Dorothy Golding

SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PACTIV LLC	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PACTIV MANAGEMENT COMPANY LLC	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PACTIV PACKAGING INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Vice President for and on behalf of PCA WEST INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Secretary for and on behalf of RENPAC HOLDINGS INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Vice President and Secretary for and on behalf of REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Assistant Secretary for and on behalf of REYNOLDS CONSUMER PRODUCTS INC.	/s/ Helen Dorothy Golding

SIGNED by Helen Dorothy Golding as Secretary for and on behalf of REYNOLDS GROUP HOLDINGS INC.	/s/ Helen Dorothy Golding
SIGNED by Allen Philip Hugli as Vice President and Treasurer for and on behalf of REYNOLDS GROUP ISSUER INC.
SIGNED by Allen Philip Hugli as Vice President and Treasurer for and on behalf of REYNOLDS GROUP ISSUER LLC
SIGNED by Helen Dorothy Golding as Secretary for and on behalf of REYNOLDS MANUFACTURING, INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Assistant Secretary for and on behalf of REYNOLDS PRESTO PRODUCTS INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Secretary for and on behalf of REYNOLDS SERVICES INC.	/s/ Helen Dorothy Golding
SIGNED by Helen Dorothy Golding as Assistant Secretary for and on behalf of SIG COMBIBLOC INC.	/s/ Helen Dorothy Golding

SIGNED by Helen Dorothy Golding as Assistant Secretary for and on behalf of SIG HOLDING USA, LLC	/s/ Helen Dorothy Golding
SIGNED by Stephanie A. H. Blackman as Secretary for and on behalf of SOUTHERN PLASTICS INC.	/s/ Stephanie A. H. Blackman
SIGNED by Joseph Doyle as Assistant Secretary for and on behalf of SPIRIT FOODSERVICE, INC.	/s/ Joseph Doyle
SIGNED by Joseph Doyle as Assistant Secretary for and on behalf of SPIRIT FOODSERVICE PRODUCTS, INC.	/s/ Joseph Doyle

The Applicable Representative

SIGNED by Kevin Buddhdew as Authorized Signatory for and on behalf of CREDIT SUISSE AG, Cayman Islands Branch	/s/ Kevin Buddhdew
SIGNED by Patrick Freytag as Authorized Signatory for and on behalf of CREDIT SUISSE AG, Cayman Islands Branch	/s/ Patrick Freytag

HY Noteholders Trustee

SIGNED by Catherine F. Donohue as Vice President for and on behalf of THE BANK OF NEW YORK MELLON	/s/ Catherine F. Donohue